UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 25, 2016

DARLING INGREDIENTS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 25, 2016, the Compensation Committee (the “Committee”) of the Board of Directors of Darling Ingredients Inc. (the “Company”) adopted significant changes to the Company’s executive compensation program effective for fiscal 2016 in response to both stockholder outreach efforts and a study of current trends and best governance practices.

Specifically, at the Company’s 2015 Annual Meeting, for the first time, stockholders did not provide majority support for the Company’s named executive officers’ compensation. In response, the Committee conducted an in-depth analysis of the Company’s compensation and governance practices and engaged Pearl Meyer as its new independent compensation consultant. In addition, the Committee intensified its ongoing stockholder outreach program. Members of the Committee and certain members of management reached out to Company stockholders representing over 80% of the outstanding shares to better understand the reasons for the vote outcome and held direct conversations with every stockholder who responded to the engagement request, as well as with two different proxy advisory firms. These meetings occurred in the second half of 2015, while the Committee was considering changes to the executive pay program, to ensure that 2016 pay decisions reflected stockholders’ comments. The primary focus of these meetings was to seek specific feedback on the executive compensation program and review potential changes to the executive compensation program. The feedback received from the Company’s stockholders was tremendously valuable and was incorporated into the Committee’s discussion and determination of compensation program changes for 2016.

The following is a summary of the material changes to the Company’s executive compensation program in response to these outreach efforts and in alignment with best practices, effective for fiscal 2016:

Annual Incentive

•
A reduction in the maximum payout from 300% to 200% of target, with continued annual incentive award opportunity tied to (i) global and/or regional earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (ii) the performance of the individual with respect to key strategic, personal and operational (“SOP”) goals.

•	Enhanced clarity in the SOP goals to focus on growth, cost controls and individual performance.

•	Continued weighting of the annual incentive award opportunity to 65% EBITDA-based and 35% SOP-based in order to reflect the additional SOP focus areas.

Long-Term Incentive (“LTI”)

•
Change in the LTI approach from backward-looking, performance-based restricted stock and performance-based stock options, to a mix of forward-looking performance share units (“PSUs”) (60% weight) and time-vested stock options (40% weight).

•
Emphasis on the new PSU design which is well-aligned with market practice. Annual, overlapping grants of PSUs are tied to three-year, forward-looking performance. PSUs will be earned based on the Company’s average return on capital employed (“ROCE”) relative to the average ROCE of the Company’s performance peer group companies.

•
Application of a forward-looking total shareholder return (“TSR”) cap/collar modifier to all PSUs that will reduce or increase the number of shares earned depending on the Company’s three-year TSR performance relative to the Company’s performance peer group.

•
Elimination of the guarantee of 25% of target LTIP value. If performance is below threshold, no PSUs will be earned. Awards are also capped so that the maximum number of PSUs that may be earned for ROCE and TSR performance is 225% of target.

•
Elimination of the immediate 25% vesting of equity awards; instead: (i) time-based stock options will vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant; and (ii) any PSUs earned at the end of the three-year performance period (net of shares needed to pay taxes) will be subject to a holding period (restriction on sale) for two years after the end of the performance period (subject to acceleration if termination of service occurs during the holding period).

•
Award of a one-time transition grant in 2016 to bridge the switch to a forward-looking program. The transition grant does not increase the overall PSU grant value so that the target value of PSUs in 2016 is split between: (i) regular PSUs (75% of target award) with cliff vesting based on three year performance from 2016 to 2018, with earned award to be determined within the first quarter of 2019; and (ii) one-time transition PSUs (25% of target award) with cliff vesting based on two-year performance from 2016 to 2017, with earned award to be determined within the first quarter of 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INGREDIENTS INC.

Date: March 2, 2016	By:	/s/ John F. Sterling
John F. Sterling
Executive Vice President and General Counsel

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